Exhibit 99.2

CorEnergy to Acquire MoGas Pipeline for $125 Million

Third significant REIT-qualifying transaction of 2014
Expected to support dividend increase in 2015

FOR IMMEDIATE RELEASE

KANSAS CITY, MO. – November 17, 2014 – CorEnergy Infrastructure Trust, Inc. (NYSE: CORR) ("CorEnergy") today announced that it has entered into a definitive agreement to acquire the ownership and operations of the MoGas Pipeline System for $125 million in cash (the "Acquisition"). This 263-mile pipeline is a critical supplier of natural gas in and around the St. Louis region and to small municipalities throughout central Missouri.

CorEnergy intends to finance the acquisition cost with a combination of borrowings under its credit facility and with proceeds of our simultaneously announced public offering of common stock.

The key characteristics of the MoGas Pipeline System include:

•	Diversification towards a new segment of the energy value chain, with exposure to a long-haul natural gas pipeline serving end-user markets
•	Key interconnect receipt points on three natural gas transmission pipelines
•	Steady revenue stream backed by contracts with long-tenured, creditworthy customers
•	Stable history of both firm and interruptible contracted volumes
•	Pipeline assets are REIT qualifying under proposed IRS regulations

"We are pleased to add an interstate pipeline to our diversified portfolio of infrastructure assets used by utilities, storage terminal operators, and natural gas producers," said David Schulte, Chief Executive Officer of CorEnergy. "Our Board of Directors has confirmed its intent to increase the dividend from $0.130 to $0.135 for the quarter ended March 31, 2015 (or $0.54 cents per share annualized) based upon management's expectation that the increase is sustainable."

The MoGas Pipeline System

The MoGas Pipeline System is an approximately 263-mile interstate natural gas pipeline system which originates in northeast Missouri, and extends into western Illinois and central Missouri. The pipeline maintains receipt points with Mississippi River Transmission Corporation in eastern St. Louis and with Panhandle Eastern Pipe Line Company and Rockies Express Pipeline on the northern end of the system.

Primary customers are Laclede Gas Company and Ameren Missouri, both serving the St. Louis metropolitan area with local gas distribution services, and Omega Pipeline serving Ft. Leonard Wood in central Missouri. Omega Pipeline is a wholly owned subsidiary of CorEnergy. Transportation agreements are governed by FERC-approved natural gas tariffs.

Transaction Financing

In conjunction with the Acquisition, the Company has signed a commitment letter to amend and upsize its current $30 million revolving senior secured credit facility. The new revolving lines of credit have anticipated capacity of up to $93 million, consisting of $90 million at the parent entity level and $3 million at the subsidiary entity level. The Company expects to utilize borrowings under the credit facility, and the net proceeds of our simultaneously announced equity offering to fund the purchase price.

The transaction is expected to close in late November 2014.

BofA Merrill Lynch is acting as exclusive structuring advisor in connection with CorEnergy's energy infrastructure real asset strategy.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR), primarily owns midstream and downstream U.S. energy infrastructure assets subject to long-term triple net participating leases. These assets include pipelines, storage tanks, transmission lines and gathering systems.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
Katheryn Mueller, Investor Relations, 877-699-CORR (2677), info@corridortrust.com